Exhibit 99.(d)(16)

SUB-ADVISORY AGREEMENT

Touchstone Credit Opportunities Fund

A series of

Touchstone Strategic Trust

This Sub-Advisory Agreement (this “Agreement”) is made as of August 31, 2015, between Touchstone Advisors, Inc. (the “Advisor”), and Ares Capital Management II, LLC (the “Sub-Advisor”).

WHEREAS, Touchstone Strategic Trust (the “Trust”) is a Massachusetts business trust organized pursuant to an Agreement and Declaration of Trust dated May 19, 1993, as amended, and registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Advisor is an investment advisor registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and has been retained by the Trust to provide investment advisory services with respect to certain assets of the Touchstone Credit Opportunities Fund (the “Fund”); and

WHEREAS, the Sub-Advisor also is an investment advisor registered under the Advisers Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to furnish it with portfolio management services in connection with the Advisor’s investment advisory activities on behalf of the Fund, and the Sub-Advisor has agreed to furnish such services to the Advisor and the Fund;

NOW THEREFORE, in consideration of the terms and conditions set forth below, it is agreed as follows:

1.             Appointment of the Sub-Advisor.  In accordance with and subject to the Investment Advisory Agreement between the Trust and the Advisor, attached as Exhibit A (the “Advisory Agreement”), the Advisor appoints the Sub-Advisor to manage the investment and reinvestment of the assets of the Fund (such assets, plus all reinvestments and proceeds thereof, including, without limitation, all interest, dividends and appreciation on investments, less depreciation on investments, the “Fund Assets”), in conformity with the Fund’s currently effective registration statement, including its prospectus and statement of additional information, as amended (collectively, the “Disclosure Documents”), and subject to the control and direction of the Advisor and the Trust’s Board of Trustees (the “Board”), for the period and on the terms set forth in this Agreement.  The Advisor agrees that Sub-Advisor shall be the sole and exclusive sub-advisor for the Fund during the term of this Agreement (including any extensions and renewals).  The Advisor shall provide to the Sub-Advisor a copy of the Fund’s current Disclosure Documents and all amendments and updates thereto.  The Sub-Advisor accepts such appointment and agrees during such period to render the services and to perform the duties called for by this Agreement for the compensation provided in Section 3 of this Agreement.  The Sub-Advisor shall at all times maintain its registration as an investment advisor under the Advisers Act and shall otherwise comply in all material respects with all applicable laws and regulations, both state and federal.  For purposes of this Agreement, the Sub-Advisor shall be deemed an independent contractor and shall, except as expressly provided herein or otherwise authorized from time to time by written agreement with the Advisor, Fund, or Trust, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust or the Fund.

In accordance with Section 2 below, the Sub-Advisor is hereby authorized to exercise in its discretion rights and perform duties with respect to portfolio securities included in the Fund Assets, including without limitation the right to vote (or in its discretion, refrain from voting), tender, exchange, endorse, transfer, or deliver any securities on behalf of the Fund, to participate in or consent to any distribution, plan of reorganization, creditors committee, merger, combination, consolidation, liquidation, underwriting, or similar plan relating to such portfolio securities included in the Fund Assets; and to execute and bind the Fund in waivers, consents and covenants related thereto.  For the avoidance of doubt, the Sub-Advisor has sole and full discretion to vote (or not to vote) any securities in the Fund Assets and neither the Fund nor the Advisor will, directly or indirectly, attempt to influence the Sub-Advisor’s voting decisions.  Further, to the extent the Advisor is affiliated with a bank holding company, the Advisor will not provide instruction to the Sub-Advisor on how to vote securities of any U.S. bank holding company (as that term is defined in the Bank Holding Company Act of 1956, as amended). Notwithstanding the foregoing, the Sub-Advisor shall not have any right to vote or act on behalf of the Fund with respect to any class action securities litigation involving any of the Fund Assets.

2.             Duties of the Sub-Advisor.  The Sub-Advisor will provide the following services and undertake the following duties:

a.         The Sub-Advisor will manage the investment and reinvestment of the Fund Assets, subject to and in accordance with the investment objectives, policies, and restrictions of the Fund, and in conformity with the Fund’s currently effective Disclosure Documents, and, to the extent they do not contradict the Fund’s currently effective Disclosure Documents or any applicable law, rule or regulation or policy or procedure of the Sub-Advisor, any written directions which the Advisor or the Trust’s Board may give pursuant to this Agreement.  In furtherance of the foregoing, the Sub-Advisor will make all determinations with respect to the investment of the Fund Assets and the purchase and sale of portfolio securities (which for purposes of this Agreement shall mean all investments that comprise the Fund Assets, including loans, bonds and equity securities) and shall take such steps as may be reasonably necessary or advisable to implement the same.  The Sub-Advisor also will determine the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the portfolio securities included in the Fund Assets will be exercised.

b.         As reasonably requested by the Advisor or the Trust’s Board, the Sub-Advisor will render regular reports to the Trust’s Board and to the Advisor (or such other service providers as the Advisor shall engage to assist it in the evaluation of the performance and activities of the Sub-Advisor).  Such reports shall be made in such form and manner and with respect to such matters regarding the Fund and the Sub-Advisor as the Trust or the Advisor shall reasonably request; provided, however, that in the absence of extraordinary circumstances, the Sub-Advisor’s personnel will not be required to attend in-person meetings with the Trust’s Board.

c.         The Sub-Advisor may utilize the services of third-party service providers in the performance of its services hereunder, including, without limitation, to research and vote proxies on its behalf and on behalf of the Fund and the Sub-Advisor may use third-party broker-dealers; provided that the Sub-Advisor agrees that it shall not utilize any third-party service provider to exercise its investment management decision-making duties hereunder.  The Sub-Advisor may delegate the performance of any portion of its duties hereunder to its affiliates.  For the avoidance of doubt, the utilization of third-party services providers or affiliates of the Sub-Advisor pursuant to this Section 2(c) shall not relieve the Sub-Advisor of its obligations under this Agreement.  The Sub-Advisor represents and covenants that it has adopted written proxy voting policies and procedures as required under Rule 206(4)-6 of the Advisors Act, a copy of which has been provided to the Fund and the Board, and that it will promptly provide (i) any updates of such policies and procedures to the Fund and the Board, (ii) its voting records with respect to the Fund Assets to the Fund or the Fund’s proxy voting service, as the Fund may direct, so that the Fund meets its annual disclosure requirement pursuant to Rule 30b1-4 under the 1940 Act, and (iii) reports to the Advisor and/or the Board, as the Fund may direct, in instances where the Sub-Advisor votes counter to its proxy voting policies.

d.         The Sub-Advisor shall not have custody of any of the Fund Assets and is not authorized to provide the Fund with legal or tax advice or to engage the Fund in any legal proceedings, including responding to class action claims; provided, however, that the Sub-Advisor shall promptly forward any written notices it receives relating to class action claims to the Fund’s custodian or other duly designated Fund agent.  The Sub-Advisor shall assist the custodian or other duly designated Fund agent in evaluating such securities class action claims, as reasonably requested in writing (provided that in so doing the Sub-Advisor shall not incur any extraordinary costs unless directed or approved by the Advisor and reimbursed by the Advisor or the Fund), but the Sub-Advisor will not be responsible for filing such claims.  The Advisor acknowledges that the Fund’s custodian or other duly designated Fund agent will be responsible for evaluating and making all decisions regarding class action claims involving securities presently or formerly held by the Fund.  The Sub-Advisor shall be responsible for evaluating and making all decisions regarding all other claims (including, without limitation, insolvency and restructuring actions) involving Fund Assets (and the obligors thereof) presently or formerly held by the Fund (provided that in so doing the Sub-Advisor shall not incur any extraordinary costs unless directed or approved by the Advisor and reimbursed by the Advisor or the Fund).

e.         The Sub-Advisor may, to the extent permitted by applicable law, rules and regulations, aggregate purchase and sale orders of securities placed with respect to the Fund Assets with similar orders being made simultaneously for other clients, investment vehicles or accounts managed or advised by the Sub-Advisor or its affiliates, if, in the Sub-Advisor’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund.  In forming this judgment the Sub-Advisor shall consider availability of purchasers and sellers, the selling or purchase price, brokerage commissions, and other expenses.  In the event that a purchase or sale of the Fund Assets occurs as part of any aggregate sale or purchase order, the objective of the Sub-Advisor and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in a fair and equitable manner over time and in accordance with its standard practices.

f.         Whenever the Fund and one or more other investment advisory clients of the Sub-Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub-Advisor to be fair and equitable over time to each in accordance with the Sub-Advisor’s policies and procedures.  Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Advisor and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client, including the Fund and vice versa.

g.         The Sub-Advisor will not arrange purchases or sales of securities between the Fund and other accounts advised by the Sub-Advisor or its affiliates unless (a) such purchases or sales are in accordance with applicable law and regulation (including Rule 17a-7 under the 1940 Act) and the Fund’s policies and procedures, (b) the Sub-Advisor determines the purchase or sale is in the best interests of the Fund, and (c) the Fund’s Board has approved these types of transactions.

h.         The Sub-Advisor shall promptly notify the Advisor if any senior officer or director of the Sub-Advisor having responsibility for the performance by the Sub-Advisor of its obligations under this Agreement reasonably believes that the value of any security held by the Fund and reflected on the books and records of the Fund may not reflect fair value. The Sub-Advisor agrees to provide any pricing information of which senior officers and directors of the Sub-Advisor having responsibility for the performance by the Sub-Advisor of its obligations under this Agreement has actual knowledge to the Advisor and any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund’s adopted valuation procedures, which may be amended by the Board.  Notwithstanding the foregoing, the parties recognize that the Sub-Advisor is not an official pricing source and has no responsibility for calculating the Fund’s net asset value.

i.          Regulatory Compliance.

(i)            The Sub-Advisor will comply in all material respects with applicable federal and state securities laws, including the 1940 Act, the Advisers Act, the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Commodity Exchange Act of 1936, each as amended, and the rules and regulations adopted by the Securities and Exchange Commission, the Commodities Futures Trading Commission, or state securities regulator that are applicable to a registered investment advisor providing services to registered open-end investment companies including, without limitation, Rule 206(4)-7 under the Advisers Act.

(ii)           The Sub-Advisor shall cause the Fund Assets to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company; provided that the Sub-Advisor shall have no liability for any failure to comply with this clause (ii) unless the Sub-Advisor breaches its standard of liability set forth in Section 7 hereof.

(iii)          The Sub-Advisor will use commercially reasonable efforts to cooperate fully with the Trust’s Chief Compliance Officer in the execution of his or her responsibilities to monitor service providers to the Trust pursuant to Rule 38a-1 under the 1940 Act.

(iv)          Subject to the Advisor’s supervision, the Sub-Advisor will prepare and cause to be filed in a timely manner, in each case, if required, Form 13F and Schedule 13G, each under the 1934 Act, with respect to securities included in the Fund Assets.

(v)           The Sub-Advisor has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”). The Sub-Advisor shall ensure that its Access Persons (as defined in the Sub-Advisor’s Code of Ethics) comply in all material respects with the Sub-Advisor’s Code of Ethics, as in effect.  Upon request, the Sub-Advisor shall provide the Fund with (i) a copy of the Sub-Advisor’s current Code of Ethics, as in effect, and (ii) a certification that it has adopted procedures reasonably designed to prevent Access Persons from engaging in any conduct prohibited by the Sub-Advisor’s Code of Ethics. No less frequently than annually, the Sub-Advisor shall furnish to the Fund and the Advisor a written report, which complies with the requirements of Rule 17j-1 under the 1940 Act, concerning the Sub-Advisor’s Code of Ethics. The Sub-Advisor shall promptly respond to any reasonable requests for information from the Advisor as to violations of the Sub-Advisor’s Code of Ethics by Access Persons and the sanctions imposed by the Sub-Advisor.  The Sub-Advisor shall promptly notify the Advisor of any material violation of the Sub-Advisor’s Code of Ethics, whether or not such violation relates to a security included in the Fund Assets.

(vi)          The Sub-Advisor shall notify the Trust’s Chief Compliance Officer and Advisor promptly upon detection by a senior officer or director of the Sub-Advisor having responsibility for the performance by the Sub-Advisor of its obligations under this Agreement of (i) any material failure by the Sub-Advisor or an affiliate to manage the Fund Assets in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach by the Sub-Advisor or an affiliate of any of the Fund’s or the Advisor’s policies, guidelines, or procedures (to the extent such policies, guidelines, or procedures have been provided to the Sub-Advisor), in each case, as applicable to the Sub-Advisor’s obligations under this Agreement.  In addition, the Sub-Advisor shall provide a quarterly report regarding its compliance with applicable law, including but not limited to the 1940 Act and the Code, and the Fund’s and the Advisor’s investment objectives policies, guidelines, or procedures, in each case, as applicable to the Sub-Advisor’s obligations under this Agreement. The Sub-Advisor acknowledges and agrees that the Advisor may, in its sole discretion, provide such quarterly compliance certifications to the Board.  The Sub-Advisor agrees to correct any such failure promptly and to take any action that the Board or the Advisor may reasonably request in connection with any such breach, so long as such action would not conflict with applicable law, rule or regulation or the Sub-Advisor’s policies and procedures. The Sub-Advisor shall also provide the officers of the Trust with supporting certifications in connection with certifications of the Fund’s financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended. The Sub-Advisor will promptly notify the Trust in the event (i) any senior officer or director, including the general counsel, of the Sub-Advisor having responsibility for the performance by the Sub-Advisor of its obligations under this Agreement is served on behalf of the Sub-Advisor or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Advisor with the federal or state securities laws in connection with the services provided to the Fund under this Agreement or (ii) any change in control of the Sub-Advisor resulting in an “assignment” (as defined in the 1940 Act) of this Agreement has occurred or is otherwise proposed to occur.

(vii)         The Sub-Advisor shall maintain separate books and detailed records of all matters pertaining to the Fund Assets advised by the Sub-Advisor as required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Advisor, custodian, or transfer agent appointed by the Fund), and relating to its responsibilities under this Agreement. The Sub-Advisor shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act (the “Fund Books and Records”).  The Fund Books and Records shall be available to the Advisor and the Board, which shall be delivered upon reasonable request to the Trust, at the Advisor’s expense, upon the termination of this Agreement and shall be available upon reasonable prior written notice for telecopying during any day the Fund is open for business.  The Sub-Advisor may retain a copy of the Fund Books and Records for its own recordkeeping purposes. The Advisor acknowledges that it will not be given access to the Sub-Advisor’s electronic database, email system or internal working files.

j.          The Sub-Advisor shall, upon reasonable request by the Advisor, provide support to the Advisor with respect to the marketing of the Fund, which shall comprise:  (i) permission to use the Sub-Advisor’s name as provided in Section 6 of this Agreement; (ii) permission to use the past performance and investment history of the Sub-Advisor with respect to a composite of funds managed by the Sub-Advisor that are comparable, in investment objective and composition, to the Fund that is provided to the Advisor by the Sub-Advisor for such purpose; (iii) access to the individual(s) responsible for day-to-day management of the Fund for marketing conferences, teleconferences, and other activities involving the promotion of the Fund, subject to the reasonable request of the Advisor and at times and locations agreed by the Sub-Advisor, such agreement not to be unreasonably withheld; and (iv) permission to use biographical and historical data of the Sub-Advisor and individual portfolio manager(s) that is provided to the Advisor by the Sub-Advisor for such purpose.

k.         The Sub-Advisor will, in the name of the Fund, place orders for the execution of all portfolio transactions in accordance with the policies set forth in the Fund’s Disclosure Documents.  When placing orders with brokers and dealers, the Sub-Advisor’s objective shall be to obtain the best execution available for the Fund, and in placing such orders the Sub-Advisor may consider all factors it deems relevant, including, without limitation, the overall direct net economic result to the Fund (including commissions, which may not be the lowest available but ordinarily should not be higher than the generally prevailing competitive range); the financial strength and stability of the broker; the efficiency with which the transaction will be effected; the ability to effect the transaction at all where a large block is involved; and the availability of the broker or dealer to stand ready to execute possibly difficult transactions in the future; and research and other brokerage services furnished to the Sub-Advisor and its affiliates.  Consistent with the Conduct Rules of the Financial Industry Regulatory Authority, and subject to seeking best execution and compliance with Rule 12b-1(h) under the 1940 Act, the Sub-Advisor may select brokers and dealers to execute portfolio transactions of the Fund that promote or sell shares of the Fund.  The Sub-Advisor is specifically authorized, to the extent authorized by law (including, without limitation, Section 28(e) of the 1934 Act), to pay a broker or dealer who provides research services to the Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting such transaction.  This excess payment (often referred to as “soft dollar” payments) in recognition of such additional research services rendered by the broker or dealer shall only be made if the Sub-Advisor determines in good faith that the excess commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of the particular transaction or the Sub-Advisor’s overall responsibilities with respect to discretionary accounts that it manages, and that the Fund derives or will derive a reasonable benefit from such research services.  If any such costs are incurred, the Sub-Advisor will present a written report to the Board, at least quarterly, indicating total brokerage expenses, actual or imputed, as well as the services obtained in consideration for such expenses, broken down by broker-dealer and containing such information as the Board reasonably shall request.

l.          The Sub-Advisor shall maintain errors and omissions insurance coverage in a commercially reasonable amount and shall provide prior written notice to the Trust (i) of any material and adverse changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies related to the services provided to the Trust under this Agreement.  Furthermore, the Sub-Advisor shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

m.       In the event of any reorganization or other material change in the Sub-Advisor that, in either case, would result in an “assignment” (as defined in the 1940 Act) of this Agreement, the Sub-Advisor shall give the Advisor and the Board written notice of such reorganization or change within a reasonable time after such reorganization or change.

n.         The Sub-Advisor agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement. The Fund shall be responsible for payment of brokerage commissions, transfer fees, registration costs, reasonable legal fees of the Fund in connection with its holding of or restructuring of portfolio securities included in the Fund Assets or the enforcement of its rights relating thereto (including, without limitation, all Restructuring Costs (as defined below)), transaction-related taxes and other similar costs and transaction-related expenses and fees arising out of transactions effected on behalf of the Fund, which shall be deducted from the Fund Assets. Subject to the foregoing, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement, including without limitation, all costs associated with attending or otherwise participating in regular or special meetings of the Board or shareholders, or with the Advisor, as requested, and additions or modifications to the Sub-Advisor’s operations necessary to perform its services hereunder in compliance with this Agreement, the Disclosure Documents and applicable law.  The Sub-Advisor shall be responsible for all costs associated with any information statements and/or other disclosure materials that are necessary to permit the Sub-Advisor to continue to provide sub-advisory services to the Fund because of any transaction resulting in an assignment of this Agreement by the Sub-Advisor (including, but not limited to, the legal fees associated with preparation, printing, filing and mailing thereof, as well as any shareholder meeting and/or solicitation costs, if applicable). For purposes of this clause (n), “Restructuring Costs” means fees, costs and expenses relating to work-outs or reorganizations of any Fund Asset, including any costs, fees and expenses of legal, tax, accounting and financial or other professional advisors in relation to any work-out or reorganization of such Fund Asset.  For the avoidance of doubt, Restructuring Costs shall not include the allocation of any general operating and overhead costs of the Sub-Advisor.

o.         The Advisor and Sub-Advisor acknowledge and agree that the Sub-Advisor shall be required to provide only the services expressly described in this Agreement, and shall have no responsibility to provide any other services to the Advisor or the Portfolio except as required by law.  The Advisor shall remain responsible for the Funds overall compliance with the 1940 Act, the Code, and all other applicable federal and state laws, rules and regulations.

p.        The Advisor agrees to provide the Sub-Advisor with such assistance as may be reasonably requested by the Sub-Advisor in connection with its activities under this Agreement, including, without limitation, information concerning the Fund; its cash available, or to become available, for investment; and generally as to the conditions of the Fund or its affairs.

q.        The Advisor will provide the Sub-Advisor with reasonable advance notice of, and the reasonable opportunity to comment on, any change in the Fund’s investment objectives, investment policy risks, and restrictions as stated in the Disclosure Documents, or in any procedures and policies adopted by the Board of the Trust or the Advisor that may affect the Sub-Advisor’s management of the Fund.  The Sub-Advisor shall, in the performance of its duties and obligations under this Agreement and consistent with its standard of care set forth herein, manage the Fund Assets in compliance with such changes following reasonable advance notice of the effectiveness of such changes from the Advisor (provided that no such changes shall invalidate, or cause the Sub-Advisor to be required to terminate, any purchase or sale that has been committed but not yet settled). In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of any amendments or supplements to the Disclosure Documents. The Advisor acknowledges and agrees that the Disclosure Documents will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Fund.

r.         The Advisor acknowledges and agrees that the Sub-Advisor does not guarantee the future performance or any specific level of performance for the Fund Assets, the success of any investment decision or strategy that the Sub-Advisor may use, or the success of the Sub-Advisor’s overall management of the Fund Assets.  The Advisor acknowledges and agrees that investment decisions made with regard to the Fund Assets by the Sub-Advisor are subject to various market, currency, economic, political, and business risks, and that those investment decisions will not always be beneficial to the Fund.  Additionally, there may be loss or depreciation of the value of the Fund Assets because of fluctuation of market values.  These risks will be disclosed by the Fund in the Fund’s Disclosure Documents.

3.             Compensation of the Sub-Advisor.

a.             As compensation for the services to be rendered and duties undertaken under this Agreement by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee equal on an annual basis to XX% of average daily net assets of the Fund Assets ; without regard to any total expense limitation or other fee waiver applied by the Trust or the Advisor.  Such fee shall be computed and accrued daily.  If the Sub-Advisor serves in such capacity for less than the whole of any period specified in Section 12(a) of this Agreement, the compensation to the Sub-Advisor shall be prorated.  For purposes of calculating the Sub-Advisor’s fee, the daily value of the Fund Assets shall be computed by the same method as the Trust uses to compute the Fund’s net asset value for purposes of purchases and redemptions of shares.

b.             The Sub-Advisor reserves the right to waive all or a part of its fees by written notice to the Advisor.

4.             Ongoing Reporting of the Sub-Advisor.

a.             Financial Reporting. The Sub-Advisor will report to the Board (at regular quarterly meetings and at such other times as the Board reasonably shall request, subject to the limitation on personal attendance at such meetings set forth in Section 2(b) of this Agreement): (i) the financial condition and financial prospects of the Sub-Advisor (which shall be satisfied by the provision of the financial statements in the immediately following paragraph), (ii) the nature and amount of transactions that involve the Sub-Advisor and its affiliates that could reasonably be expected to have a material adverse effect on the Fund, (iii) information regarding any potential conflicts of interest arising by reason of the Sub-Advisor’s continuing provision of advisory services to the Fund and to its other accounts, and (iv) such other information relating to the Fund Assets as reasonably requested by the Board, including but not limited to the performance of the specific strategy used to manage the Fund Assets and the capacity of the Sub-Advisor as it relates to the continuing ability of the Sub-Advisor to accept additions to the Fund Assets.  Upon request by the Advisor or the Board, the Sub-Advisor agrees to discuss with the Board its plans for the allocation of remaining capacity in the strategy used to manage the Fund, with respect to the Fund and to the Sub-Advisor’s other clients.

The Sub-Advisor will quarterly and annually provide the Advisor with the financial statements of the Sub-Advisor’s parent company, unless the Fund’s Board requests reports on a more frequent basis.

b.             Key Personnel Reporting. The Sub-Advisor agrees to promptly notify the Advisor upon becoming aware of any incapacity, resignation, termination, or other material change of key personnel. For purposes of this paragraph 4(b), “key personnel” include: (i) any portfolio manager of the Fund; (ii) any chief executive officer, chief compliance officer, chief operations officer, chief financial officer, or any other principal or officer of similar title or position with the Sub-Advisor; and (iii) any member of its investment (or comparable) committee for the Fund.

5.             Representations of the Advisor and the Trust.  The Advisor represents that: (a) the Advisor has been duly appointed by the Board to provide investment services to the Fund Assets as contemplated in this Agreement and has the authority under the investment advisory agreement between the Advisor and the Trust to appoint the Sub-Advisor hereunder; (b) the Advisor has all necessary power and authority to execute, deliver, and perform this Agreement on behalf of the Trust, and such execution, delivery, and performance will not violate any applicable law, rule, regulation, organizational document, policy, or agreement binding on the Trust or its property; (c)  the Advisor has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery of this Agreement by the Sub-Advisor, this Agreement constitutes a legal, valid and binding agreement of the Advisor enforceable against the Advisor in accordance with its terms, subject, as to enforcement, to (A) the effect of bankruptcy, insolvency, or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Advisor and (B) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity); (d) the Advisor has received from the Sub-Advisor a copy of the Sub-Advisor’s Form ADV; (e) the Advisor is registered and will maintain its registration as an investment adviser under the 1940 Act; (f) the Trust has the full power and authority to enter into all transactions contemplated under this Agreement, to perform its obligations under such transactions and to authorize the Advisor to procure the Sub-Advisor to enter into such transactions on the Trust’s and Fund’s behalf; (g) the Advisor’s decision to appoint the Sub-Advisor was made in a manner consistent with its fiduciary duties under applicable law and the governing documents, contracts, or other material agreements or instruments governing the Fund’s investment or trading activities; (h) the Advisor will deliver to the Sub-Advisor a true and complete copy of the Fund’s Disclosure Documents, such other documents or instruments governing the investments of Fund Assets, and such other information as is necessary for the Sub-Advisor to carry out its obligations under this Agreement; and (i) the Trust is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

6.             Use of Names.

a. Neither the Advisor nor the Trust shall use the name of the Sub-Advisor in any prospectus, sales literature, or other material relating to the Advisor or the Trust in any manner not approved in writing in advance by the Sub-Advisor; provided, however, that the Sub-Advisor will approve all uses of its name which merely refer in accurate terms to its appointment or which are required by the Securities and Exchange Commission (the “SEC”) or a state securities commission; and provided further, that in no event shall such approval be unreasonably withheld.

b. The Sub-Advisor shall not use the name of the Advisor or the Trust in any material relating to the Sub-Advisor in any manner not approved in writing in advance by the Advisor or the Trust, as the case may be; provided, however, that the Advisor and the Trust will each approve all uses of their respective names which merely refer in accurate terms to the appointment of the Sub-Advisor as the Fund’s Sub-Advisor under this Agreement or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld.

c. Upon termination of this Agreement in accordance with Section 12, the Advisor shall cease using any references to the Sub-Advisor in Fund and Advisor documents unless such reference is required by law, rule or regulation.  Similarly, the Sub-Advisor shall cease using any references to the Advisor or Fund in any documents unless such reference is required by law, rule or regulation. For purposes of this paragraph, documents include but are not limited to, marketing materials, regulatory filings, and performance reporting.

7.             Liability of the Sub-Advisor.  The Sub-Advisor shall indemnify and hold harmless the Trust, the Advisor, and all their affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Sub-Advisor Indemnitees”) against any and all direct losses, claims, damages, or liabilities (including reasonable legal and other expenses) (collectively, “Losses”) incurred by reason of or arising out of: (a) the Sub-Advisor’s willful misfeasance, bad faith, gross negligence, or its reckless disregard of its obligations and duties under this Agreement, as determined in a final non-appealable decision of a court of competent jurisdiction; or (b) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Documents, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon and in conformity with written information furnished by the Sub-Advisor to the Advisor specifically for the purpose of inclusion in the Disclosure Documents.  Without limiting the foregoing, the Sub-Advisor shall not have any responsibility for and shall not be liable to any person for (i) any acts of the Advisor or any other sub-advisor to the Fund with respect to the portion of the assets of the Trust not managed by the Sub-Advisor and (ii) acts of the Sub-Advisor which result from or are based upon directions or instructions of, or information provided by, the Advisor, including, but not limited to, a failure of the Advisor to provide accurate and current information with respect to any records maintained by Advisor or any other sub-advisor to the Fund, which records are not also maintained by the Sub-Advisor or, to the extent such records relate to the portion of the assets managed by the Sub-Advisor, otherwise available to the Sub-Advisor upon reasonable request, provided, in all cases, that the liability was not determined in a final non-appealable judgment of a court of competent jurisdiction to be attributable to the Sub-Advisor’s own willful misfeasance, bad faith, gross negligence, or its reckless disregard of its obligations and duties under this Agreement.  Neither party shall be liable to the other for any indirect, incidental, consequential, special exemplary or punitive damages.

8.          Liability of the Advisor.   The Advisor shall indemnify and hold harmless the Sub-Advisor and all affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Advisor Indemnitees”) against any and all direct Losses incurred by reason of or arising out of: (a) the Advisor’s willful misfeasance, bad faith, gross negligence, or its reckless disregard of its obligations and duties under this Agreement, as determined in a final non-appealable decision of a court of competent jurisdiction; or (b) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Documents, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, except if such a statement or omission was made in reliance upon and in conformity with written information furnished by the Sub-Advisor to the Advisor specifically for the purpose of inclusion in the Disclosure Documents.

9.             Limitation of Trust’s Liability.  The Sub-Advisor acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust.  The Sub-Advisor agrees that (i) the Trust’s obligations to the Sub-Advisor under this Agreement (or indirectly under the Advisory Agreement) shall be limited in any event to the Fund Assets and (ii) the Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders of the Fund, other than the Advisor, nor from any Trustee, officer, employee, or agent of the Trust.

10.          Force Majeure.  The Sub-Advisor shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply.  In the event of equipment breakdowns beyond its control, the Sub-Advisor shall take all reasonable steps to minimize service interruptions.

11.          Confidentiality.  Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities that are either designated as being confidential or which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary or confidential (collectively, the “Confidential Information”).  Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a commercially reasonable standard of care, to keep confidential the Confidential Information. Neither party shall disclose Confidential Information except:  (a) to its members, managers, partners, affiliates, employees, directors, officers, legal advisors, consultants, or auditors having a need to know such Confidential Information and who are instructed to keep such information confidential; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, rule or regulation, provided that prior to such disclosure the party receiving the Confidential Information (the “receiving party”) shall, if legally permitted, provide the party disclosing such Confidential Information to the receiving party (the “disclosing party”) with written notice of such disclosure and shall comply with any protective order or equivalent; (c) in accordance with a regulatory audit or inquiry (including by any self-regulatory organization) or other regulatory request, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where reasonably possible; or (d) as reasonably necessary or appropriate in order to perform its obligations under this Agreement.

Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties.  However, the receiving party shall have no obligation to maintain the confidentiality of information that:  (a) it received rightfully from another party not known by the receiving party to be subject to an obligation of confidentiality prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information or (e) is used by either party in order to enforce any of its rights, claims or defenses under, or as otherwise contemplated in, this Agreement.  Each party’s obligations under this clause shall survive for a period of two years following the expiration or termination of this Agreement.

Notwithstanding anything to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated in this Agreement.

12.          Renewal, Termination and Amendment.

a.             This Agreement shall continue in effect, unless sooner terminated under this Agreement, through August 30, 2017; and it shall thereafter continue for successive annual terms provided that such continuance is specifically approved by the parties and, in addition, at least annually by (i) the vote of the holders of a majority of the outstanding voting securities of the Fund or (ii) by vote of a majority of the Trust’s Board including the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of either the Advisor or the Sub-Advisor, cast in person at a meeting called for the purpose of voting on such approval.

b.             This Agreement may be terminated at any time, without payment of any penalty, (i) by the Advisor upon not more than 60-day nor less than 30-day prior written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Advisor; (ii) by the Sub-Advisor upon not more than 60-day nor less than 30-day prior written notice delivered or mailed by registered mail, postage prepaid, to the Advisor; or (iii) by the Trust, upon either (y) the majority vote of the Board or (z) the affirmative vote of a majority of the outstanding voting securities of the Fund.  This Agreement shall terminate automatically in the event of its assignment.

c.             This Agreement may be amended at any time by the parties, subject to approval by the Board and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of the Fund affected by such change.

d.             The terms “assignment,” “interested persons” and “majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act.

13.          Other Services of the Sub-Advisor. For the avoidance of doubt, the Sub-Advisor is not limited by this Agreement from acting as an investment adviser or sub-adviser to any other investment products, whether registered under the 1940 Act or not. It is specifically understood that directors, officers and employees of the Sub-Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.

The Advisor acknowledges that the Sub-Advisor will perform its investment advisory services in accordance with the particular facts unique to particular clients and their assets, such as investment objectives, tax, legal and regulatory considerations and cash availability, and that these factors will affect investment decisions. The Advisor acknowledges that the Sub-Advisor, in its sole discretion, may give advice to and take action with respect to any of its other clients which may differ from the advice given to the Advisor. Nothing in this Agreement imposes upon the Sub-Advisor any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any security or other instrument which the Sub-Advisor or its partners, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

The Advisor also acknowledges the conflicts of interest and additional activities of the Sub-Advisor set forth in the Sub-Advisor’s Form ADV and of the Sub-Advisor and its affiliates set forth in the Form ADV for Ares Management LLC, each as most recently filed with the SEC as of any date of determination.

14.          Severability.  If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected.

15.          Notice.  Any notices under this Agreement shall be in writing and sent to the address or facsimile number, as applicable, of the party receiving such notice or instruction and (a) delivered personally; (b) sent by electronic mail (“email”) or facsimile transmission, with notice or confirmation of receipt received; (c) delivered by a nationally recognized overnight courier; or (d) sent by prepaid first-class mail.  Until further notice to the other party, it is agreed that the addresses of the Trust and the Advisor for this purpose shall be 303 Broadway, Suite 1100, Cincinnati, Ohio 45202 and that the address of the Sub-Advisor shall be 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067, Attention: Daniel Hall.

16.          Miscellaneous.  Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.  The captions in this Agreement are included for convenience only and in no way define or delimit any of this Agreement’s provisions or otherwise affect their construction or effect.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTIES ENTERING INTO THIS AGREEMENT.

17.          Entire Agreement.  This Agreement, including any attached Schedules, constitutes the sole and entire agreement of the parties with respect to this Agreement’s subject matter.

18.          Customer Notification.  By executing this Agreement, the Advisor acknowledges that as required by the Advisers Act the Sub-Advisor has supplied to the Advisor and the Trust copies of the Sub-Advisor’s Form ADV with all exhibits and attachments (including the Sub-Advisor’s statement of financial condition) and will promptly supply to the Advisor copies of all amendments or restatements of such document.  U.S. law also requires the Sub-Advisor to obtain, verify, and record information that identifies each person or entity that opens an account.  The Sub-Advisor will ask for the Trust’s legal name, principal place of business address, and Taxpayer Identification or other identification number, and may ask for other identifying information.

Signatures on next page.

The parties’ duly authorized officers have signed and delivered this Agreement as of the date first above written.

TOUCHSTONE ADVISORS, INC.

BY:	/s/ Timothy D. Paulin	BY:	/s/ Jill T. McGruder
Name:	Timothy D. Paulin	Name:	Jill T. McGruder
Title:	Senior Vice President	Title:	Chief Executive Officer

ARES CAPITAL MANAGEMENT II, LLC

BY:	/s/ Daniel J. Hall
Name:	Daniel J. Hall
Title:	Authorized Signatory

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